Central Valley Community Bancorp Successfully Completes Acquisition of Service 1st Bancorp

Representing California's First Acquisition of a Community Bank by a Community Bank in 2008

FRESNO, CA -- 11/12/2008 -- Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), announced today the completion of the acquisition of Service 1st Bancorp (OTCBB: SVCF) and Service 1st Bank effective after close of business, November 12, 2008.

Central Valley Community Bancorp and Central Valley Community Bank directors and management team, led by Daniel J. Doyle, president and CEO, will continue to lead the combined team of professional bankers. Effective Monday, November 17, 2008, Service 1st Bank offices in Stockton, Lodi and Tracy will convert all operational systems and physical signage to Central Valley Community Bank.

Central Valley Community Bancorp reported assets at September 30, 2008 of $524,636,000 and Service 1st Bancorp's assets were $233,576,000 at the end of the same period. If the transaction had closed on September 30, 2008, the estimated total combined assets for Central Valley Community Bancorp would have been approximately $760,000,000. The Company projects the acquisition of Service 1st Bancorp and Service 1st Bank to be accretive to earnings in the first year of the combined operations. This transaction is the second acquisition for Central Valley Community Bancorp, which acquired Bank of Madera County on January 1, 2005.

Service 1st Bank was established in 1999 as a full-service commercial bank headquartered in Stockton, California with additional offices in Lodi and Tracy, California. Its principal focus has been to serve the business banking needs of local businesses, professionals and individuals in San Joaquin County.

"The acquisition of Service 1st Bank with offices in Stockton, Lodi and Tracy allows Central Valley Community Bank to fulfill strategic initiatives to bridge the Bank's branching gap between existing offices in Sacramento and Madera. It will also enhance the Bank's future performance with the addition of outstanding new employees whose loyal customers in this region value the same excellent quality service standards and community advocacy as our Bank," stated Daniel J. Doyle, president and CEO of Central Valley Community Bancorp and Central Valley Community Bank.

"We are proud of our 29-year history of unchanging values and the solid financial performance, which is demonstrated by our Company being California's first community bank to acquire another community bank in 2008. That financial strength has also allowed the Bank to successfully complete this acquisition during one of the most unique economic and politically charged environments our country has ever seen. Through this opportunity, we will be able to offer new advancement and geographic employment for our new and existing employees, and deeper lending resources to nurture local businesses within a larger service area of 15 offices covering 11 different communities throughout the Valley," concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank currently operates 15 offices in Clovis, Fresno, Kerman, Lodi, Madera, Oakhurst, Prather, Sacramento, Stockton, Tracy and a loan production office in Modesto.

Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments. Investment services are provided by Investment Centers of America. Members of Central Valley Community Bancorp's and the Bank's Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

Central Valley Community Bancorp received a fairness opinion from Keefe, Bruyette and Woods, Inc. and Downey Brand LLP served as legal advisor. Service 1st Bancorp's financial advisor was Sandler O'Neill and Partners, L.P. and its legal counsel was Dodd Mason George LLP.

Forward-looking Statements -- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that are not historical facts, such as statements regarding the Company's current business strategy and the Company's plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest margin, and the quality of the Company's earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CONTACT:
Debbie Nalchajian-Cohen
Office: (559) 222-1322
Cell: (559) 281-1312